                           OFFER TO PURCHASE FOR CASH

              UP TO 14,392,003 OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          IMCLONE SYSTEMS INCORPORATED

                                       AT

                              $70.00 NET PER SHARE

                                       BY

                    BRISTOL-MYERS SQUIBB BIOLOGICS COMPANY,

                          A WHOLLY OWNED SUBSIDIARY OF

                          BRISTOL-MYERS SQUIBB COMPANY

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON OCTOBER 26, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO THE ACQUISITION AGREEMENT DATED AS OF SEPTEMBER 19, 2001, AMONG BRISTOL-MYERS SQUIBB COMPANY, BRISTOL-MYERS SQUIBB BIOLOGICS COMPANY AND IMCLONE SYSTEMS INCORPORATED. THE BOARD OF DIRECTORS OF IMCLONE SYSTEMS INCORPORATED HAS APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT AND VOTING. ACCORDINGLY, THE BOARD OF DIRECTORS OF IMCLONE RECOMMENDS THAT THE STOCKHOLDERS OF IMCLONE SYSTEMS INCORPORATED TENDER THEIR SHARES (AS DEFINED HEREIN) IN THE OFFER. CERTAIN OFFICERS OF IMCLONE HAVE AGREED TO TENDER A SUBSTANTIAL PORTION OF THEIR BENEFICIALLY OWNED SHARES IN THE OFFER.

    THE OFFER IS NOT CONDITIONED UPON THE VALID TENDER OF ANY MINIMUM NUMBER OF SHARES. IF MORE THAN 14,392,003 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 14,392,003 SHARES, ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN.

                           --------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Equiserve Trust Company, N.A. (the "DEPOSITARY") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in
Section 2, in each case prior to the expiration of the Offer, or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2.

    The Shares eligible to be tendered in the Offer include Shares issuable upon the conditional exercise of exercisable options to purchase Shares having exercise prices of less than $70.00 per Share held by present or former employees and directors of the Company ("Option Shares"), as described in
Section 2. A holder of such options who desires to tender Option Shares should follow the instructions described in Section 2.

    Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the "INFORMATION AGENT") or to Lehman Brothers Inc. at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.

                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                LEHMAN BROTHERS

September 28, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................      1

INTRODUCTION................................................      6

THE TENDER OFFER............................................      8

   1. Terms of the Offer....................................      8

   2. Procedures for Tendering Shares.......................      9

   3. Withdrawal Rights.....................................     13

   4. Acceptance for Payment and Payment....................     14

   5. Certain U.S. Federal Income Tax Consequences..........     15

   6. Price Range of the Shares; Dividends on the Shares....     16

   7. Effect of the Offer on the Market for the Shares;
      Market Quotation; Exchange Act Registration; Margin
      Regulations...........................................     17

   8. Certain Information Concerning the Company............     17

   9. Certain Information Concerning Parent and the
    Purchaser...............................................     18

  10. Source and Amount of Funds............................     18

  11. Contacts and Transactions with the Company; Background
    of the Offer............................................     19

  12. Purpose of the Offer; the Acquisition Agreement; the
      Stockholder Agreement; the Commercial Agreement; the
      Confidentiality Agreement; Plans for the Company......     21

  13. Dividends and Distributions...........................     36

  14. Certain Conditions to the Offer.......................     36

  15. Certain Legal Matters.................................     37

  16. Fees and Expenses.....................................     38

  17. Miscellaneous.........................................     39

SCHEDULE I--Directors and Executive Officers of Parent and
  the Purchaser.............................................    S-1

                                       i
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                               SUMMARY TERM SHEET

    Bristol-Myers Squibb Biologics Company is offering to purchase up to 14,392,003 of the outstanding shares of common stock of ImClone Systems Incorporated for $70.00 per share in cash. The following are some of the questions you, as a stockholder of ImClone, may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SHARES?

    Our name is Bristol-Myers Squibb Biologics Company. We are a Delaware corporation formed for the purpose of making a tender offer for up to 14,392,003 shares of common stock of ImClone Systems Incorporated. We are a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation. See "Introduction" and Section 9--"Certain Information Concerning Parent and the Purchaser"--of this offer to purchase.

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

    We are seeking to purchase up to 14,392,003 of the outstanding shares of common stock of ImClone Systems Incorporated, including shares that may become outstanding upon the exercise of options and other convertible securities to acquire shares of ImClone common stock and shares issuable upon the conditional exercise of exercisable options to purchase shares of ImClone common stock having exercise prices of less than $70.00 per Share. We understand that current and former directors and employees of ImClone who are holders of options to acquire shares of ImClone common stock which are exercisable in accordance with their terms will be given the opportunity to conditionally exercise these options in connection with the tender offer. To the extent shares of ImClone common stock which would be issued in respect of these conditionally exercised options are not accepted in the tender offer (due to proration or otherwise), these options will not be exercised. See "Introduction", Section 1--"Terms of the Offer" and Section 2--"Procedures for Tendering Shares"--of this offer to purchase.

HOW CAN I PARTICIPATE IN THE OFFER IF I HOLD OPTIONS TO ACQUIRE SHARES OF IMCLONE COMMON STOCK?

    Present or former employees and directors of ImClone who hold exercisable options to purchase shares of ImClone common stock having exercise prices of less than $70.00 per share may conditionally exercise any or all of those options (that is, exercise them if and only to the extent that the underlying shares are purchased in the offer) and tender the underlying shares by following the special instructions and procedures for option holders described in
Section 2. In addition, holders of exercisable options having exercise prices of less than $70.00 per share may exercise these options in advance of the expiration of the offer and tender shares issued upon exercise by following the instructions and procedures for tendering stockholders described in Section 2. Holders of convertible securities other than these options may not conditionally exercise their conversion rights in the offer.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $70.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1--"Terms of the Offer"--of this offer to purchase.

WHAT HAPPENS IF MORE THAN 14,392,003 SHARES ARE TENDERED?

    We are seeking to purchase up to 14,392,003 of the outstanding shares of ImClone common stock. If more than that number of shares is validly tendered and not withdrawn at the expiration of the offer, we will purchase shares on a pro rata basis. This means that we will purchase from each tendering stockholder a number of shares equal to the number of shares validly tendered and not withdrawn by such stockholder multiplied by a proration factor. The proration factor is equal to 14,392,003 (the number of shares we are offering to purchase) divided by the total number of shares validly tendered (including shares issuable in respect of conditionally exercised options) and not withdrawn by all stockholders.

    For example, if you tender 1,000 shares in the offer, and at the expiration of the offer a total of 28,784,006 shares have been validly tendered and not withdrawn and all of the conditions to the offer have been satisfied or waived, we will purchase only 14,392,003 shares. Of the 1,000 shares that you tendered, we will purchase 500 shares and 500 shares will be returned to you. See
Section 1--"Terms of the Offer"--of this offer to purchase.

WHEN WILL I KNOW HOW MANY OF MY SHARES WERE ACCEPTED FOR PAYMENT?

    Because of the difficulty of determining the number of shares validly tendered and not withdrawn (including shares issuable in respect of conditionally exercised options), we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately four Nasdaq National Market trading days after the expiration of the offer. The preliminary results of any proration will be announced by press release as promptly as practicable after the time we accept shares for payment pursuant to the offer. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. See Section 1--"Terms of the Offer"--of this offer to purchase.

WHAT HAPPENS TO THE SHARES THAT ARE NOT ACCEPTED FOR PURCHASE?

    If any tendered shares are not accepted for payment for any reason, the certificates for such unpurchased shares will be returned, without expense, to the tendering stockholder, or such other person as the tendering stockholder specifies in the letter of transmittal. This includes any shares not accepted for payment as a result of proration. Shares underlying conditionally exercised options will not be issued unless they are accepted in the tender offer. If these shares are not accepted in the tender offer, these options will not be exercised. See Section 4--"Acceptance for Payment and Payment for Shares"--of this offer to purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Bristol-Myers Squibb Company, our parent company, will provide us with sufficient funds to acquire up to 14,392,003 shares. Bristol-Myers Squibb Company has obtained sufficient funds from commercial paper facilities and long term debt financing. The offer is not conditioned upon any financing arrangements. See Section 10--"Source and Amount of Funds"--of this offer to purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    --the offer is being made solely for cash,

    --the offer is not subject to any financing condition, and

    -- Bristol-Myers Squibb Company is a public reporting company under
      Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that files reports electronically on EDGAR.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on October 26, 2001, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1--"Terms of the Offer"--and
Section 2--"Procedures for Tendering Shares"--of this offer to purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the acquisition agreement, we can extend the offer. We have agreed in the acquisition agreement that we will extend the offer from time to time until the conditions to our offer are satisfied, if on a scheduled expiration date any of the conditions to our offer are not satisfied. However, we may not, without the consent of ImClone, extend the offer beyond April 1, 2002 (provided that (1) if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated, or if the condition set forth in clause (a) of the first sentence of
Section 14--"Certain Conditions to the Offer"--of this offer to purchase has not been satisfied due to the existence of an antitrust-related injunction, we or ImClone may extend this date from time to time to a date no later than September 30, 2002, (2) if the condition set forth in clause (a) of that sentence has not been satisfied due to the existence of an injunction in connection with a third party proposal to acquire more than 35% of ImClone, then this date will be extended to the earlier to occur of September 30, 2002 and any earlier date specified by ImClone at any time prior to September 30, 2002, and
(3) if the condition set forth in clause (f) of that sentence has not been satisfied, then we or ImClone may extend this date from time to time to a date no later than September 30, 2002). See Section 1--"Terms of the Offer"--of this offer to purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform Equiserve Trust Company, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1--"Terms of the Offer"--of this offer to purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    There is no financing condition to the offer and the offer is not conditioned upon the valid tender of any minimum number of shares. However we are not obligated to purchase any tendered shares if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated. The offer is also subject to a number of other conditions. See Section 14--"Certain Conditions to the Offer"--of this offer to purchase.

HOW DO I TENDER MY SHARES?

    To tender shares (other than by conditional option exercise, for which separate instructions will be delivered to eligible option holders by the Company), you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to Equiserve Trust Company, N.A., the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2--"Procedures for Tendering Shares"--of this offer to purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if we have not, by November 26, 2001, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. See Section 1--"Terms of the Offer"--and Section 3--"Withdrawal Rights"--of this offer to purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1--"Terms of the Offer"--and Section 3--"Withdrawal Rights"--of this offer to purchase.

WHAT DOES THE IMCLONE BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to an acquisition agreement among us, Bristol-Myers Squibb Company and ImClone Systems Incorporated. The ImClone Board of Directors approved the acquisition agreement and our tender offer by a unanimous vote of those directors present and voting. The Board of Directors of ImClone recommends that stockholders tender their shares in the tender offer. In addition, certain officers of ImClone have agreed to tender a substantial portion of their beneficially owned shares in the offer. See the "Introduction" to this offer to purchase.

ARE THERE OTHER TRANSACTIONS BETWEEN YOU AND IMCLONE?

    Yes. We have entered into a stockholder agreement with ImClone and Bristol-Myers Squibb Company, pursuant to which we, Bristol-Myers Squibb Company and ImClone have agreed to various arrangements regarding, among other things, the respective rights and obligations of Bristol-Myers Squibb Company, ImClone and us with respect to Bristol-Myers Squibb Company's beneficial ownership of shares. Additionally, ImClone, Bristol-Myers Squibb Company and E.R. Squibb & Sons L.L.C., a wholly owned subsidiary of Bristol-Myers Squibb Company, have entered into a commercial agreement pursuant to which ImClone, Bristol-Myers Squibb Company and E.R. Squibb & Sons, L.L.C. will (a) co-develop and co-promote the biologic pharmaceutical product IMC-C225 in the United States and Canada and
(b) co-develop and co-promote the biologic pharmaceutical product IMC-C225 (together with Merck KGaA) in Japan. See Section 12--"Purpose of the Offer; the Acquisition Agreement; the Stockholder Agreement; the Commercial Agreement; the Confidentiality Agreement; Plans for the Company"--of this offer to purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    Our purchase of the shares will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of the shares, which could adversely affect the liquidity of the remaining shares held by the public. However, after consummation of the offer, at least 80.1% of the currently outstanding shares will continue to be held by persons other than us. See Section 7--"Effect of the Offer on the Market for the Shares; Market Quotation; Exchange Act Registration; Margin Securities"--of this offer to purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On September 18, 2001, the last trading day before ImClone and Bristol-Myers Squibb Company announced that they had signed the acquisition agreement, the last sale price of the shares reported on the Nasdaq National Market was $50.01 per share. On September 27, 2001, the last trading day before we commenced our tender offer, the last sale price of the shares was $58.00 per share. We advise you to obtain a recent quotation for shares of ImClone in deciding whether to tender your shares. See Section 6--"Price Range of the Shares; Dividends"--of this offer to purchase.

WHAT ARE THE TAX CONSEQUENCES TO ME OF THE TRANSACTION?

    The sale of your shares pursuant to the offer, including pursuant to conditional exercise procedures, will be a taxable event. See
Section 5--"Certain U.S. Federal Income Tax Consequences"--of this offer to purchase.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call Innisfree M&A Incorporated at (888) 750-5834 (toll free) or Lehman Brothers Inc. at (646) 351-4463 or (646) 351-4494. Innisfree M&A Incorporated is acting as the information agent and Lehman Brothers is acting as the dealer manager for our tender offer. See the back cover of this offer to purchase.

To the Holders of Common Stock of
ImClone Systems Incorporated:

                                  INTRODUCTION

    Bristol-Myers Squibb Biologics Company, a Delaware corporation (the "PURCHASER") and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation ("PARENT"), hereby offers to purchase up to 14,392,003 of the outstanding shares of common stock, par value $.001 per share (including shares issuable in respect of conditionally exercised options, the "SHARES"), of ImClone Systems Incorporated, a Delaware corporation (the "COMPANY"), at a price of $70.00 per Share, net to the seller in cash, without interest thereon (the "OFFER PRICE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "OFFER").

    Tendering stockholders whose shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Lehman Brothers, which is acting as Dealer Manager (the "DEALER MANAGER"), Equiserve Trust Company, N.A., which is acting as the Depositary (the "DEPOSITARY"), and Innisfree M&A Incorporated, which is acting as the Information Agent (the "INFORMATION AGENT"), incurred in connection with the Offer. See Section 16.

    The Offer is being made pursuant to the Acquisition Agreement dated as of September 19, 2001 (the "ACQUISITION AGREEMENT"), among Parent, the Purchaser and the Company. The Acquisition Agreement is more fully described in
Section 12. In addition, certain officers of the Company have agreed to tender a substantial portion of their beneficially owned Shares in the Offer.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT AND VOTING. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES IN THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE ACQUISITION AGREEMENT, THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE ACQUISITION AGREEMENT AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

    MORGAN STANLEY & CO. INCORPORATED HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF MORGAN STANLEY TO THE BOARD OF DIRECTORS OF THE COMPANY, DATED AS OF SEPTEMBER 19, 2001, TO THE EFFECT THAT, BASED ON AND SUBJECT TO THE CONSIDERATIONS IN SUCH OPINION, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED IN THE OFFER BY THE HOLDERS OF SHARES IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW, IS SET FORTH IN FULL AS AN ANNEX TO THE
SCHEDULE 14D-9. STOCKHOLDERS ARE URGED TO, AND SHOULD, CAREFULLY READ THE
SCHEDULE 14D-9 AND SUCH OPINION IN THEIR ENTIRETY.

    THE OFFER IS CONDITIONED UPON (1) THE CONDITIONS TO THE PURCHASER'S OBLIGATION TO PURCHASE SHARES IN THE OFFER SET FORTH IN THE ACQUISITION AGREEMENT HAVING BEEN SATISFIED OR WAIVED AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

    Concurrently with the execution of the Acquisition Agreement, (i) the Company, Parent and the Purchaser entered into a Stockholder Agreement, which sets forth certain rights and obligations of the

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Company, Parent and the Purchaser and (ii) the Company, Parent and E.R.
Squibb & Sons, L.L.C., a limited liability company under the laws of Delaware and a wholly owned subsidiary of Parent ("E.R. SQUIBB"), entered into a Development, Promotion, Distribution and Supply Agreement, pursuant to which Parent, E.R. Squibb and the Company will (a) co-develop and co-promote the biologic pharmaceutical product IMC-C225 in the United States and Canada and
(b) co-develop and co-promote the biologic pharmaceutical product IMC-C225 (together with Merck KGaA) in Japan.

    The Shares eligible to be tendered in the Offer include Shares issuable upon the conditional exercise of exercisable options to purchase Shares having exercise prices of less than $70.00 per Share held by present or former employees and directors of the Company ("Option Shares"), as described in
Section 2. To the extent that Shares issuable in respect of conditionally exercised options are not accepted by the Purchaser in the Offer (due to proration or otherwise), these options will not be exercised.

    Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

    Immediately following the consummation of the Offer, the Company will remain a public company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Shares are expected to continue to be listed for quotation on the Nasdaq National Market System (the "NASDAQ NATIONAL MARKET").

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for up to 14,392,003 Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 3. The term "EXPIRATION DATE" means 12:00 midnight, New York City time, on October 26, 2001, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Acquisition Agreement, in which event the term "EXPIRATION DATE" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

    If more than 14,392,003 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn. Because of the time required to determine the precise number of Shares validly tendered and not withdrawn, if proration is required, the Purchaser does not expect to announce the final results of proration until approximately four trading days on the Nasdaq National Market after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Depositary, and also may be able to obtain such preliminary information from their brokers.

    The Purchaser will extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived. Each such extension will be for a period of no more than ten business days, and the Purchaser may not, without the consent of the Company, extend the Offer beyond April 1, 2002 (provided that (1) if the applicable waiting period under the HSR Act has not expired or been terminated, or if the condition set forth in clause (a) of the first sentence of Section 14--"Certain Conditions to the Offer"--of the Offer has not been satisfied due to the existence of an antitrust-related injunction, then we or the Company may extend this date from time to time to a date no later than September 30, 2002, (2) if the condition set forth in clause (a) of that sentence has not been satisfied due to the existence of an injunction in connection with a third party proposal to acquire more than 35% of the Company, then this date will be extended to the earlier to occur of September 30, 2002 and any earlier date specified by the Company at any time prior to September 30, 2002, and (3) if the condition set forth in clause (f) of that sentence has not been satisfied, then we or the Company may extend this date from time to time to a date no later than September 30, 2002). The Purchaser will also extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof or any period required by applicable law. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES. A subsequent offering period will not be available in connection with the Offer.

    The Purchaser expressly reserves the right (but shall not be obligated) to waive any condition to the Offer, modify the terms of the Offer or increase the Offer Price, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the consent of the Company, the Purchaser shall not (i) increase or reduce the number of Shares subject to the Offer,
(ii) reduce the price per Share to be paid pursuant to the Offer, (iii) modify or add to the conditions of the Offer, (iv) change the form of consideration payable in the Offer or (v) otherwise amend the Offer in any manner adverse to the holders of Shares.

    Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. As used in this Offer to Purchase (other than in Section 12), "BUSINESS DAY" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

    The Shares eligible to be tendered in the Offer include Shares issuable upon the conditional exercise of exercisable options to purchase Shares having exercise prices of less than $70.00 per Share held by present or former employees and directors of the Company, as described in Section 2.

    This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR TENDERING SHARES

    VALID TENDER. For a stockholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal, properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or
(c) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS

BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be, in any case, received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "BOOK-ENTRY CONFIRMATION". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "AGENT'S MESSAGE" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "ELIGIBLE INSTITUTION"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

(a) such tender is made by or through an Eligible Institution;

(b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

(c) either (i) the certificates for tendered Shares together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "TRADING DAY" is any day on which the Nasdaq National Market operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    CONDITIONAL OPTION EXERCISES. The Shares eligible to be tendered in the Offer include Shares issuable upon the conditional exercise of exercisable options to purchase Shares having exercise prices of less than $70.00 per Share held by present or former employees and directors of the Company. Such option holders may conditionally exercise any or all of their eligible options by executing and delivering to the Company a Notice of Conditional Exercise, which will be provided to eligible option holders by the Company together with a Memorandum to Eligible Option Holders and Instructions for Conditional Exercise. Eligible option holders who elect to conditionally exercise options may not use the Letter of Transmittal, and instead must use the Notice of Conditional Exercise, to direct the tender of Option Shares. All Option Shares resulting from a conditional exercise will be tendered in the Offer on behalf of the option holder by the Company, as agent for the option holder. If an eligible option holder chooses to conditionally exercise options in accordance with the procedures described above and in the Instructions for Conditional Exercise, the Option Shares will have been validly tendered in the Offer.

    The exercise of such options will be "conditional" because the eligible option holder will be deemed to exercise his or her option only if, and to the extent that, the Purchaser actually accepts for payment and pays for the Option Share underlying such option in the Offer. If Option Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, the options in respect of such Option Shares will have been irrevocably exercised. If and to the extent the Option Shares underlying such options are not accepted for payment and paid for by the Purchaser pursuant to the Offer (due to proration or otherwise), these options will not be exercised.

    The Purchaser has been informed by the Company that eligible option holders will conditionally exercise options on a "cashless" basis with respect to Option Shares purchased pursuant to the Offer. An eligible option holder will not be required to pay cash for the exercise price upon conditional exercise. The consideration received by the option holder whose Option Shares are purchased pursuant to the Offer will be an amount per Option Share equal to the difference between $70.00 and the exercise price relating to the Option Share so purchased pursuant to the Offer, less applicable withholding taxes.

    Holders of convertible securities other than the options described may not conditionally exercise their conversions rights in the Offer.

    Eligible option holders should read this Offer to Purchase, the related Letter of Transmittal, the Memorandum to Eligible Option Holders, the Notice of Conditional Exercise and the related Instructions for Conditional Exercise. Eligible option holders who wish to conditionally exercise options and tender Option Shares in the Offer should review the information, and must follow the instructions, contained in the Memorandum to Eligible Option Holders and the Instructions for Conditional Exercise.

    In addition to the conditional exercise procedures described above, holders of exercisable options to acquire Shares having exercise prices of less than $70.00 per Share may exercise such options in advance of the Expiration Date and tender Shares issued upon exercise by following the instructions and procedures for tendering stockholders. Such exercise of options is not revocable, regardless of whether any of the Shares issued upon such exercise and tendered in the Offer are accepted for payment pursuant to the Offer.

    Eligible option holders who also hold Shares directly and wish to tender such Shares in the Offer must execute and deliver a Letter of Transmittal with respect to such Shares in accordance with the instructions set forth in this Offer to Purchase and the Letter of Transmittal.

    NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS OF THE COMPANY MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS OF SUCH OPTIONS SHOULD EXERCISE OR REFRAIN FROM EXERCISING (CONDITIONALLY OR OTHERWISE) SUCH OPTIONS IN ORDER TO TENDER SHARES (INCLUDING OPTION SHARES) IN THE OFFER, SINCE THAT DECISION REQUIRES AN ANALYSIS OF EACH INDIVIDUAL OPTION HOLDER'S SPECIFIC CIRCUMSTANCES. EACH HOLDER OF SUCH OPTIONS IS URGED TO CONSULT HIS OR HER OWN TAX, FINANCIAL AND LEGAL ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF CONDITIONALLY EXERCISING HIS OR HER OPTIONS IN LIGHT OF HIS OR HER OWN PARTICULAR CIRCUMSTANCES. EACH HOLDER OF SUCH OPTIONS IS URGED TO CONSIDER (IN CONJUNCTION WITH HIS OR HER TAX, FINANCIAL AND LEGAL ADVISORS) THE FINANCIAL IMPLICATIONS OF EXERCISING OPTIONS SIGNIFICANTLY IN ADVANCE OF THE EXPIRATION OF THE OPTION TERM.

    OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    APPOINTMENT. By executing a Letter of Transmittal, or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal, a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after September 28, 2001. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at a rate of up to 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 26, 2001.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    Option Shares tendered may only be withdrawn as set forth in the Memorandum to Eligible Option Holders and the Instructions for Conditional Exercise.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for up to 14,392,003 Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3, promptly after the Expiration Date. The Purchaser, subject to the Acquisition Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in
Section 2, a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Acquisition Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in
Section 3.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer because of an invalid tender, proration or otherwise, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "CODE"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

    Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer. If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

    Holders of options to acquire Shares who conditionally exercise their options and thereby validly tender the Shares underlying those options in the Offer and whose Shares are accepted for payment pursuant to the Offer will be treated as receiving compensation income per Share sold equal to the excess of $70.00 over the exercise price per Share of the relevant option. Such income will be taxed to the option holder at ordinary income rates and will be subject to withholding for income and employment taxes. In addition, such income will be subject to the backup withholding rules described below and in Section 2.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to backup withholding at a rate of up to 31% unless the stockholder provides its TIN and certifies under penalty of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

    If backup withholding applies to a stockholder, the Depositary is required to withhold up to 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

    The foregoing discussion is based on the Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code--such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions--and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The information set forth in this Section regarding the Company is derived from or based upon public information, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "COMPANY 10-K"). The Shares are listed for quotation on the Nasdaq National Market under the symbol "IMCL". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the Nasdaq National Market. Share prices shown are adjusted for the Company's 2-for-1 stock split effected in the form of a dividend in October 2000. The Company has neither declared nor paid dividends to holders of the Shares.

                                                                HIGH       LOW
                                                              --------   --------
Year Ended December 31, 1999:
  First Quarter.............................................  $  8.47    $  4.38
  Second Quarter............................................  $ 13.00    $  7.75
  Third Quarter.............................................  $ 19.75    $ 10.66
  Fourth Quarter............................................  $ 21.63    $  8.13

Year Ended December 31, 2000:
  First Quarter.............................................  $ 85.99    $ 17.00
  Second Quarter............................................  $ 52.41    $ 30.19
  Third Quarter.............................................  $ 62.94    $ 30.75
  Fourth Quarter............................................  $ 69.13    $ 30.81

Year Ended December 31, 2001:
  First Quarter.............................................  $ 44.25    $ 23.38
  Second Quarter............................................  $ 56.30    $ 26.50
  Third Quarter (through September 27, 2001)................  $ 59.69    $ 40.80

    On September 18, 2001, the last full trading day before the public announcement of the execution of the Acquisition Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $50.01 per Share. On September 27, 2001, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $58.00 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; MARKET QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    MARKET QUOTATION. After the Offer, approximately 80.1% of the currently outstanding Shares will continue to be held by persons other than the Purchaser, and the Purchaser does not believe that its purchase of up to 14,392,003 Shares pursuant to the Offer is likely to result in the Company's failure to meet the requirements of the NASD for continued quotation on the Nasdaq National Market.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act and, according to the Company, will continue to be registered thereunder after the Offer. However, such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Following the Offer, the Shares will continue to be "margin securities".

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Delaware corporation with its principal offices at 180 Varick Street, New York, New York 10014, telephone number (212) 645-1405. According to the Company 10-K, the Company's principal business is the research and development of therapeutic products for the treatment of cancer and cancer-related disorders, and it concentrates on three strategies for treating cancer: growth factor inhibitors, cancer vaccines and anti-angiogenesis inhibitors therapeutics.

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither Parent nor the Purchaser takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

    The Purchaser, a Delaware corporation that is a wholly owned subsidiary of Parent, was organized to acquire the Shares and has not conducted any unrelated activities since its organization. The Purchaser's principal office is located at Route 206 and Province Line Road, Princeton, New Jersey 08540, telephone
(609) 252-4000.

    Parent is a Delaware corporation with its principal office located at 345 Park Avenue, New York, New York 10154, telephone (212) 546-4000.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, neither the Purchaser nor Parent nor, to the knowledge of the Purchaser or Parent, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Purchaser or Parent or any of the persons so listed, beneficially owns any equity security of the Company, and neither the Purchaser nor Parent nor, to the knowledge of the Purchaser or Parent, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as described in this Offer to Purchase or the Schedule TO filed by the Purchaser and Parent with the Commission in connection with the Offer (the "SCHEDULE TO"), (a) there have not been any contacts, transactions or negotiations between the Purchaser or Parent, any of their respective subsidiaries or, to the knowledge of the Purchaser or Parent, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) neither the Purchaser nor Parent nor, to the knowledge of the Purchaser or Parent, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

    Because the only consideration in the Offer is cash, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, and because Parent is a public reporting company under Section 13(a) or 15(d) of the Exchange Act that files reports electronically on EDGAR, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

10. SOURCE AND AMOUNT OF FUNDS

    The Offer is not conditioned on any financing arrangements.

    The total amount of funds required by the Purchaser to purchase 14,392,003 of the outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer is estimated to be approximately $1,010,000,000. Parent has agreed in the Acquisition Agreement to provide the Purchaser with the necessary funds to purchase Shares in the Offer. Parent has obtained all funds needed for the Offer through commercial paper facilities and long term debt financings.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    In the summer of 2000, the Company invited Parent to meet with representatives of the Company and to conduct due diligence with a view to a possible strategic transaction with the Company. After meeting with representatives of the Company and conducting due diligence, Parent's management determined not to pursue a strategic transaction with the Company at that time.

    In early 2001, Parent conducted an extensive internal review of its biologics business, and evaluated a number of opportunities to expand its biologics capabilities. This review was completed in early April 2001, and, as a result, the Company was identified as one of several candidates for potential investment and/or collaboration. In particular, Parent determined that the Company's IMC-C225 compound could sustain Parent's leadership position in oncology, significantly contribute to Parent's corporate growth strategy and be a significant step towards Parent becoming a leader in biologics.

    In mid-April 2001, Mr. Brian Markison, Senior Vice President of Parent, contacted Dr. Samuel Waksal, President and Chief Executive Officer of the Company, through Lehman Brothers Inc., Parent's financial advisors, to determine whether the Company would be interested in pursuing a strategic transaction with Parent, potentially involving a significant equity investment in the Company by Parent. Through Morgan Stanley & Co. Incorporated, the Company's financial advisor, Dr. Waksal conveyed concern to Mr. Markison that Parent had conducted due diligence in the summer of 2000 and not pursued a transaction, but agreed to meet with Mr. Markison to discuss Parent's interest in the Company.

    On May 3, 2001, Dr. Waksal, Mr. Markison and Mr. Peter Ringrose, Chief Scientific Officer of Parent, met for lunch in New York City to discuss Parent's interest in the Company. Mr. Markison assured Dr. Waksal that Parent was interested in pursuing a strategic transaction to completion. Dr. Waksal provided guidance regarding potential structures for a strategic transaction that would be acceptable to the Company, including his preference that the Company remain a publicly traded entity. Over the course of the discussion, Mr. Markison and Dr. Waksal agreed to explore a possible transaction whereby Parent would acquire a majority interest (between 51% and 80%) in the Company for Parent common stock valued at $65.00 per Share in a transaction which would be tax-free to the Company's stockholders, together with a separate agreement providing for a commercial collaboration with respect to IMC-C225. During the balance of the month of May, meetings and telephonic discussions took place between Mr. Markison and other representatives of Parent, and Mr. Daniel Lynch, Chief Financial Officer of the Company, and other representatives of the Company, during which time the parties outlined elements of each company's responsibilities in a potential commercial collaboration. On May 19, 2001, Parent and the Company entered into the Confidentiality Agreement (as defined in Section 12), and thereafter employees of Parent conducted preliminary due diligence on the Company. On May 29, 2001, Mr. Richard J. Lane, President of Parent's pharmaceutical business, and Dr. Waksal met for dinner in New York City and further discussed the potential strategic transaction between the companies.

    On June 1, 2001, Mr. Lane and Dr. Waksal met again to discuss a possible transaction, including an outline of a transaction structure and governance proposal prepared by Davis Polk & Wardwell, the Company's legal advisors, regarding the acquisition by Parent of a majority stake in the Company.

    At a regularly scheduled meeting of Parent's Board of Directors on June 5, 2001, Parent's management discussed the proposed transaction structure with Parent's Board of Directors. After this Board meeting, Parent's management decided to consider alternative transaction structures.

    On June 5, 2001, Cravath, Swaine & Moore, Parent's legal advisors, delivered a due diligence request list to the Company on behalf of Parent. On June 7, 2001, representatives of the Company and Parent met to discuss Parent's proposed due diligence review of the Company. Shortly thereafter, employees of Parent and representatives of Parent's legal and financial advisors conducted an extensive due diligence review on the Company in the areas of clinical development, legal matters, information technology, marketing and sales, tax, finance, manufacturing, intellectual property and regulatory affairs.

    On June 7, 2001, Mr. Markison advised Mr. Lynch that Parent's management wished to pursue other strategic alternatives to acquiring a majority interest in the Company, including the acquisition of a minority interest in the Company. In late June, Parent's management determined that the acquisition of a controlling stake in the Company by Parent would have certain operational, financial and legal consequences that were undesirable and would therefore not be in Parent's best interests. Rather, Parent determined that the acquisition of a minority interest in the Company, together with a separate commercial agreement relating to the co-development, co-promotion and distribution of the Company's IMC-C225 compound, would be a preferable structure for a potential strategic transaction with the Company. Thereafter, Dr. Waksal was contacted by Mr. Peter Dolan, Chief Executive Officer of Parent, and Mr. Lane, who confirmed to Dr. Waksal that Parent was not interested in a transaction where Parent acquired a majority interest in the Company and the Company remained a publicly-traded entity. Mr. Dolan and Mr. Lane reaffirmed Parent's interest in the Company and Parent's intent to consider other strategic structures that met the economic and business objectives of both companies. Dr. Waksal stated that he was willing to consider alternative proposals, but emphasized that he was not interested in a commercial transaction that did not also include a significant equity investment in the Company by Parent. Dr. Waksal also advised Parent that he felt the Company's existing stockholders would benefit most if Parent acquired an equity interest through a tender offer to the Company's existing stockholders.

    On June 26, 2001, representatives of Parent and the Company met, together with each party's legal and financial advisors, at the offices of the Company. At this meeting, Parent distributed to the Company and its advisors an outline of a proposed commercial transaction for the co-development, co-promotion and distribution of IMC-C225 and an equity structure which proposed an acquisition of a 19.9% interest in the Company and included standstill, governance and other terms. Dr. Waksal and others asked questions regarding some of the proposed terms, and the parties agreed to meet again later that week. On June 28, 2001, the Company, Parent, and their respective financial and legal advisors met to further discuss terms of the equity and commercial transactions. At this meeting, the Company distributed to Parent and its advisors a revised outline of a proposed equity and commercial transaction structure.

    During the end of June and the first two weeks of July, Parent, the Company and their respective legal and financial advisors met several times to discuss terms and conditions of a 19.9% equity investment and a commercial transaction relating to IMC-C225. Outlines of proposed terms and conditions were exchanged several times during this period. Also during this time, representatives of Parent and the Company and their respective financial advisors discussed the price at which Parent would offer to purchase the Shares.

    On July 17, 2001, at a regularly scheduled meeting of Parent's Board of Directors, Parent's management discussed the progress of the discussions with Parent's Board.

    On July 19 and July 20, telephonic discussions were held between Parent and the Company to discuss outstanding issues relating to the effectiveness of the commercial arrangements, the terms and conditions of Parent's tender offer for the Shares, the terms of the standstill provisions to be included in the Stockholder Agreement, Parent's ability to acquire additional shares of the Company and certain other terms of the governance and commercial agreements. On July 20, Parent and the Company agreed, on a preliminary basis, to a tender offer price of $70.00 per Share. On July 23, 2001, Parent, the Company and their respective advisors met at the offices of the Company's legal advisors and discussed outstanding issues relating to the terms of the transactions. Also during this time, a meeting was held at the offices of Kenyon & Kenyon, the Company's outside intellectual property counsel, at which the parties reviewed open issues relating to the Company's patents and other intellectual property. On July 25, 2001, the parties agreed to non-binding indicative term sheets relating to Parent's equity investment in the Company and the commercial transaction relating to IMC-C225.

    On July 30, 2001, Parent and the Company exchanged initial drafts of the Acquisition Agreement, the Stockholder Agreement and the Commercial Agreement. During the month of August, representatives of the Company and Parent met several times, together with their respective legal and financial advisors, to negotiate the terms of these definitive agreements. On August 7, 2001, Mr. Lane, Mr. Markison, Dr. Waksal, Mr. Lynch and Dr. Harlan Waksal, Chief Operating Officer of the Company, met for dinner in New York City to discuss the progress of the negotiations. On August 15, Mr. Dolan, Mr. Lane, Dr. Samuel Waksal, Dr. Harlan Waksal, Mr. Lynch and Dr. Andrew G. Bodnar, Vice President of Medical and External Affairs of Parent, met for dinner in New York City to again discuss the progress of the negotiations, as well as the commercial collaboration relating to IMC-C225.

    During the first two weeks of September, the parties and their respective legal advisors continued to negotiate terms of the Acquisition Agreement, the Stockholder Agreement and the Commercial Agreement. On September 11, 2001, the Boards of Directors of Parent and the Company each were scheduled to meet to consider the transaction. These meetings were cancelled due to the terrorist attacks in New York City. During the week of September 10 through September 16, the parties' respective legal advisors had several telephonic discussions to finalize the terms of the agreements. On September 17, 2001, a rescheduled telephonic meeting of the Board of Directors of Parent was held, at which Parent's Board of Directors unanimously approved each of the Acquisition Agreement, the Stockholder Agreement and the Commercial Agreement and the transactions contemplated thereby.

    A rescheduled telephonic meeting of the Company's Board of Directors was held on September 19, 2001, on which Parent has been advised that representatives of the Company's financial and legal advisors were present. At this meeting, the Company's Board of Directors, by a unanimous vote of those directors present and voting, approved the Acquisition Agreement, the Stockholder Agreement and the Commercial Agreement and the transactions contemplated thereby.

    On September 19, 2001, Parent and the Company issued separate press releases announcing the execution of the Acquisition Agreement, the Stockholder Agreement and the Commercial Agreement.

    During the Offer, Parent intends to have ongoing contacts with the Company and its officers and directors.

12. PURPOSE OF THE OFFER; THE ACQUISITION AGREEMENT; THE STOCKHOLDER AGREEMENT; THE COMMERCIAL AGREEMENT; THE CONFIDENTIALITY AGREEMENT; PLANS FOR THE COMPANY

PURPOSE OF THE OFFER

    The purpose of the Offer is to enable the Purchaser to acquire an equity interest in the Company in connection with the Commercial Agreement described below among Parent, E.R. Squibb and the Company.

ACQUISITION AGREEMENT

    The following is a summary of the material terms of the Acquisition Agreement. The summary is qualified in its entirety by reference to the Acquisition Agreement, a copy of which has been filed with the SEC as Exhibit (d)(1) to the Schedule TO. The Acquisition Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 8 of this Offer to Purchase. The Acquisition Agreement should be read in its entirety for a more complete description of the matters summarized below. Defined terms used in the following summary and not defined in this Offer to Purchase have the respective meanings assigned to those terms in the Acquisition Agreement.

    THE OFFER. The Acquisition Agreement provides that the Purchaser will commence the Offer as promptly as practicable, but no later than October 3, 2001. Upon the terms and subject to satisfaction or waiver of the conditions to the Offer set forth below, promptly after the expiration of the Offer, the Purchaser will accept for payment, and pay for, all Shares (including (i) all Shares issuable in respect of exercisable, in-the-money options to acquire Shares which have been conditionally exercised by present and former employees and directors of the Company for purposes of participating in the Offer, and (ii) all Shares issued prior to the expiration of the Offer upon the conversion of any convertible securities or upon the exercise of any options or warrants) validly tendered and not withdrawn pursuant to the Offer, but not in excess of 14,392,003 Shares (the "MAXIMUM NUMBER"). If the number of Shares that are validly tendered and not withdrawn exceeds the Maximum Number, the Purchaser will accept for purchase tendered Shares in an amount equal to the Maximum Number, on a pro rata basis from each stockholder who has validly tendered Shares pursuant to the Offer.

    The Purchaser may waive any of the conditions to the Offer and modify the terms of the Offer, except that, without the consent of the Company, the Purchaser may not (i) increase or reduce the Maximum Number, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) add to or modify any conditions to the Offer, (iv) change the form of consideration payable in the Offer or (v) otherwise amend the Offer in any manner adverse to the holders of Shares.

    The initial expiration date of the Offer shall be October 26, 2001. If any of the conditions to the Offer are not satisfied or waived on the expiration date of the Offer, the Purchaser will extend the Offer until such conditions are satisfied or waived. Each extension of the Offer shall be for a period of not more than ten business days. The Purchaser may not, without the Company's consent, extend the Offer beyond the Termination Date (as defined below). The Purchaser will also extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any period required by applicable law.

    CONDITIONS TO THE OFFER. Subject to the terms of the Acquisition Agreement, the Purchaser is not required to accept for payment any Shares and may terminate the Offer in the cases set forth and described in Section 14--"Conditions to the Offer"--of this Offer to Purchase.

    ADDITIONAL SHARE ISSUANCE. If the number of Shares that the Purchaser accepts for payment in the Offer is less than the Maximum Number, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company for cash, a number of Shares equal to the difference between the Maximum Number and the number of Shares accepted for payment by the Purchaser in the Offer at a price per Share of $70, net to the Company in cash (the "ADDITIONAL SHARE ISSUANCE"). The Company's, Parent's and the Purchaser's obligations to effect the Additional Share Issuance are subject to the following conditions:

    - The applicable waiting period under the HSR Act shall have expired or been terminated;

    - There shall not have been any action taken, or any statute, rule, regulation, injunction, judgment, order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to Parent, the Purchaser, the Company or the Additional Share Issuance, by any court, government or governmental authority or agency in the United States or any state thereof, other than the application of the waiting period provisions of the HSR Act to the Additional Share Issuance, that prohibits the consummation of the Additional Share Issuance or imposes material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares issued pursuant to the Additional Share Issuance, including the right to vote such Shares on all matters properly presented to the stockholders of the Company;

    - The Purchaser shall have accepted for payment all Shares, subject to the Maximum Number, validly tendered and not withdrawn in the Offer; and

    - The Shares to be issued shall have been authorized for quotation on the Nasdaq National Market upon official notice of issuance.

    BOARD RECOMMENDATION. The Board of Directors of the Company has approved of and consented to the Offer and has resolved to recommend that the Company's stockholders accept the Offer and tender their Shares in the Offer. Such recommendation may be modified or withdrawn by the Board of Directors of the Company in the exercise of its fiduciary duties.

    REPRESENTATIONS AND WARRANTIES. The Acquisition Agreement contains representations and warranties by the Company with respect to the following:

    - the corporate existence and powers of the Company;

    - the corporate power and authority of the Company to enter into the Acquisition Agreement and the Stockholder Agreement and to consummate the transactions contemplated by those agreements;

    - required governmental authorizations;

    - the absence of conflicts, breaches or defaults triggered by the Acquisition Agreement or the Stockholder Agreement;

    - the capitalization of the Company;

    - the accuracy of documents filed by the Company with the SEC;

    - the Company's financial statements;

    - the absence of undisclosed material liabilities;

    - compliance with laws;

    - the absence of material undisclosed litigation of the Company;

    - the absence of certain material changes affecting the Company's business;

    - intellectual property;

    - actions taken to exempt the transactions contemplated by the Acquisition Agreement from certain antitakeover laws; and

    - the authorization and absence of restrictions on any Shares issuable to the Purchaser by the Company under the Acquisition Agreement.

    The Acquisition Agreement contains representations and warranties by Parent with respect to the following:

    - the corporate existence and powers of Parent and the Purchaser;

    - the corporate power and authority of Parent and the Purchaser to enter into the Acquisition Agreement and the Stockholder Agreement and to consummate the transactions contemplated by those agreements;

    - required governmental authorizations;

    - the absence of conflicts, breaches or defaults triggered by the Acquisition Agreement or the Stockholder Agreement;

    - the availability of financing to consummate the transactions contemplated by the Acquisition Agreement;

    - no resale or distribution of Shares issuable to the Purchaser by the Company under the Acquisition Agreement; and

    - no prior ownership of Shares by Parent and its affiliates.

    Certain representations and warranties of Parent and the Company are qualified by "Material Adverse Effect," which is defined in the Acquisition Agreement with respect to the Company as a material adverse effect on the condition (financial or otherwise), business, assets (including the Company's manufacturing facilities) or results of operations or prospects (including prospects for the commercialization of IMC-C225) of the Company, except any such effect resulting from or arising in connection with (i) the Acquisition Agreement or the transactions contemplated thereby or the announcement thereof,
(ii) changes, circumstances or conditions (including changes in applicable laws, rules and regulations) affecting the biotechnology industry in general, or
(iii) changes in general economic conditions or financial markets. With respect to Parent, "Material Adverse Effect" means a material impairment of the ability of Parent or the Purchaser to perform its obligations under or consummate the transactions contemplated by the Acquisition Agreement, the Stockholder Agreement or, in the case of Parent only, the Commercial Agreement, in accordance with the terms thereof.

    COVENANTS OF THE COMPANY. The Company may not take any Prohibited Action (as defined below under "Stockholder Agreement") during the term of the Acquisition Agreement without the consent of Parent.

    In addition, the Acquisition Agreement provides that, during the term of the Acquisition Agreement, the Company will not, nor will it authorize or permit any subsidiary or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company or any subsidiary of the Company to, directly or indirectly, solicit, initiate or encourage the submission of any public offer or proposal by a third party to acquire beneficial ownership of more than 35% of the outstanding Shares.

    COVENANTS OF PARENT AND THE COMPANY. The Acquisition Agreement also contains agreements between the Company and Parent to take certain actions, including: (i) using reasonable best efforts to do all things necessary, proper or advisable to consummate the transactions contemplated by the Acquisition Agreement, (ii) cooperating with one another in the preparation of the documents relating to the Offer and the making of necessary filings, (iii) consulting one another in the making of public announcements and (iv) providing notice to the other party of certain events.

    TERMINATION.  The Acquisition Agreement may be terminated at any time:

    - by mutual written agreement of the Company and Parent;

    - by either the Company or Parent, if the Offer has not been consummated on or before the Termination Date; PROVIDED that the Acquisition Agreement may not be terminated by any party pursuant to this provision if, at the time of termination, either:
     (A) any of the events referred to in clause (a) of the first sentence of
     Section 14--"Certain Conditions to the Offer"--of this Offer to Purchase exist (other than (i) such events that exist as a result of action by the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice brought under antitrust laws (an "ANTITRUST INJUNCTION"), or (ii) such events that relate to or arose in the context of a bona fide public offer or proposal by a third party to acquire beneficial ownership of more than 35% of the outstanding Shares (a "THIRD PARTY CHANGE OF CONTROL INJUNCTION")); or
     (B) any of the events referred to in clause (f) of the first sentence of
     Section 14-- "Certain Conditions to the Offer"--of this Offer to Purchase (the "MARKET FAILURE CONDITION") exist.

    The right to terminate the Acquisition Agreement pursuant to this provision is not available to any party whose failure to perform any of its obligations under the Acquisition Agreement results in the failure of the Offer to be consummated:

    - by the Company, if the Purchaser shall have failed to commence the Offer in the time required by the Acquisition Agreement;

    - by Parent, if (i) any of the representations or warranties of the Company contained in the Acquisition Agreement or the Commercial Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall fail to be true and correct as of the date made, other than such failures that would not have, individually or in the aggregate, a Material Adverse Effect on the Company (except for certain representations regarding the Company's capitalization, which shall be true and correct in all material respects),
      (ii) the Company shall have breached or failed to perform in any material respect any of its obligations under the Acquisition Agreement, or
      (iii) the Company shall have taken a Prohibited Action without the consent of Parent after September 19, 2001, and in the cases of breaches of representations, warranties and covenants, such breaches cannot be cured or have not been cured within 30 days after notice;

    - by the Company, if (i) any of the representations or warranties of Parent contained in the Acquisition Agreement or the Commercial Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall fail to be true and correct as of the date made (or if expressly made as of an earlier date, as of such date), other than for such failures that would not have, individually or in the aggregate, a Material Adverse Effect on Parent, and
      (ii) either Parent or the Purchaser has breached any obligation under the Acquisition Agreement, the Stockholder Agreement or, in the case of Parent only, the Commercial Agreement required to be performed on or prior to such time and, in the cases of breaches of representations, warranties and covenants, such breaches cannot be cured or have not been cured within 30 days after notice; or

    - by either the Company or Parent, if:

       - under the terms of the Acquisition Agreement, the Company, Parent and the Purchaser are obligated to effect the Additional Share Issuance, and the Additional Share Issuance is not consummated within 30 days after the date on which the Purchaser has accepted for purchase Shares tendered in the Offer;

       - under the terms of the Acquisition Agreement, the Company, Parent and the Purchaser are obligated to effect the Market Failure Share Issuance (as defined below), and the Market Failure Share Issuance is not consummated within 30 days after the termination of the Offer by either party due to the failure of the Market Failure Condition; or

       - under the terms of the Acquisition Agreement, the Company, Parent and the Purchaser are obligated to effect the Open Market Top-Up Share Issuance (as defined below), and the Open Market Top-Up Share Issuance is not consummated within 30 days after the final day of the Open Market Purchase Period (as defined below).

    "Termination Date" means the earlier of (A) April 1, 2002; PROVIDED that if on or before April 1, 2002, the Purchaser has not accepted for payment Shares validly tendered and not withdrawn in the Offer and, at April 1, 2002 (i) the applicable waiting period under the HSR Act shall not have expired or been terminated or there exists an Antitrust Injunction, then such date may be extended by either party from time to time to any date on or prior to September 30, 2002 by notice in writing to the other party, (ii) there exists a Third Party Change of Control Injunction, then such date shall be extended to the earlier to occur of (a) September 30, 2002, and (b) such date prior to September 30, 2002 as the Company shall determine in its sole discretion by notice in writing to Parent at any time prior to September 30, 2002, or
(iii) there exists a failure of the Market Failure Condition, then such date may be extended by either party from time to time to any date on or prior to September 30, 2002 by notice in writing to the other party; and (B) the date upon which any of the events referred to in Section 14--"Certain Conditions to the Offer"--of this Offer to Purchase shall have become final and nonappealable.

    MARKET FAILURE SHARE ISSUANCE. If at the Termination Date (as may be extended pursuant to the terms of the Acquisition Agreement) the Purchaser has not accepted for payment Shares tendered in the Offer and all conditions to the Offer have been satisfied except for the Market Failure Condition, either party may elect to terminate the Offer. Upon any such election, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company for cash, a number of Shares equal to the Maximum Number, at a price per Share of $70, net to the Company in cash (the "MARKET FAILURE SHARE ISSUANCE").

    The obligations of the Company, Parent and the Purchaser to complete the Market Failure Share Issuance will be subject to the following conditions:
(i) the expiration or termination of the waiting period under the HSR Act,
(ii) no injunction or other governmental action prohibits the consummation of the Market Failure Share Issuance or imposes material limitations on Parent's or the Purchaser's ownership or voting rights with respect to the Shares to be issued, (iii) the Shares to be issued have been authorized for listing on the Nasdaq National Market, and (iv) the Offer has been terminated as described in the preceding paragraph.

    OPEN MARKET PURCHASE. If at the Termination Date (as may be extended pursuant to the terms of the Acquisition Agreement) the Purchaser has not accepted for payment Shares tendered in the Offer and there exists on that date a failure of the condition specified in clause (a) of Section 14--"Certain Conditions to the Offer"--of this Offer to Purchase that is not an Antitrust Injunction or a Third Party Change of Control Injunction, either party may elect to terminate the Offer. Upon any such election, the Purchaser shall, to the fullest extent permitted by law and not prohibited by the terms of any injunction or other governmental action, during the twelve-month period commencing on the date immediately following the date on which the Offer is terminated (the "OPEN MARKET PURCHASE PERIOD"), from time to time purchase in transactions through the Nasdaq National Market or otherwise, a number of Shares in the aggregate equal to the Maximum Number (the "OPEN MARKET PURCHASE"); provided, that the Purchaser's obligation to purchase Shares in the Open Market Purchase shall terminate at the time the Purchaser has paid $1,000,000,000 in the aggregate to purchase Shares in the Open Market Purchase.

    If Parent and the Purchaser have complied with their obligations with respect to the Open Market Purchase, and immediately following the Open Market Purchase Period, Parent and its affiliates do not own at least 5% of the then-outstanding Shares, subject to the conditions set forth below, the Purchaser will purchase from the Company for cash, a number of Shares equal to the difference between the number of Shares representing 5% of the Shares outstanding immediately following the Open Market Purchase Period and the number of Shares owned by Parent and its affiliates immediately following the Open Market Purchase Period, at a price per Share equal to the average closing price of the Shares on the Nasdaq National Market for the 30 Nasdaq trading days ending on and including the last business day of the Open Market Purchase Period, net to the Company in cash (the "OPEN MARKET TOP-UP SHARE ISSUANCE").

    Within two business days following the end of the Open Market Purchase Period, Parent will pay to the Company an amount equal to (A) the excess, if any, of (1) $70.00, over (2) the average purchase price paid by the Purchaser for all Shares acquired in the Open Market Purchase, multiplied by (B) the number of Shares purchased by the Purchaser in the Open Market Purchase.

    The respective obligations of the Company, Parent and the Purchaser to complete the Open Market Top-Up Share Issuance will be subject to the following conditions: (i) the expiration or termination of the waiting period under the HSR Act, (ii) no injunction or other governmental action prohibits the consummation of the Open Market Top-Up Share Issuance or imposes material limitations on Parent's or the Purchaser's ownership or voting rights with respect to the Shares to be issued, (iii) the Shares to be issued have been authorized for listing on the Nasdaq National Market and (iv) the Offer has been terminated as described above.

    EFFECT OF TERMINATION. If the Acquisition Agreement is terminated then none of the Company, Parent, nor the Purchaser will have any liability to the other party, except for damages incurred as a result of breaches of representations, warranties and covenants contained in the Acquisition Agreement.

STOCKHOLDER AGREEMENT

    The following is a summary of the material terms of the Stockholder Agreement. The summary is qualified in its entirety by reference to the Stockholder Agreement, a copy of which has been filed with the SEC as Exhibit (d)(2) to the Schedule TO. The Stockholder Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 8 of this Offer to Purchase. The Stockholder Agreement should be read in its entirety for a more complete description of the matters summarized below. Defined terms used in the following summary and not defined in this document have the respective meanings assigned to those terms in the Stockholder Agreement. References in this description of the Stockholder Agreement to Parent's ownership interest in the Company mean the ownership interest of Parent and all of Parent's affiliates.

    COMPOSITION OF THE BOARD OF DIRECTORS. Prior to completion of the acquisition of Shares pursuant to the Acquisition Agreement, the Company's Board of Directors will be increased from ten to twelve members. After completion of the acquisition, Parent will have the right to have the Company nominate a number of directors to the Board (each a "PARENT DIRECTOR") based upon Parent's ownership interest in the Company. Any individual designated by Parent to serve as a Parent Director will be a senior officer or director of Parent. Parent will have the right to have the Company nominate:

    - two Parent Directors if Parent's ownership interest is 12.5% or greater;

    - one Parent Director if Parent's ownership interest is 5% or greater but less than 12.5%; and

    - no Parent Directors if Parent's ownership interest is less than 5%.

    If the size of the Board of Directors of the Company is increased to a number greater than twelve, the number of Parent Directors will be increased, subject to rounding, such that the number of Parent Directors is proportionate to the lesser of Parent's then-current ownership interest in the Company and 19.9%. Parent will have no right to have the Company nominate any Parent Directors if (i) the Company has terminated the Commercial Agreement due to a material breach by Parent or (ii) Parent's ownership interest in the Company remains below 5% for 45 consecutive days.

    VOTING OF SHARES. During the period in which Parent has the right to have the Company nominate at least one Parent Director, Parent and its affiliates will vote all of their Shares in the same proportion as the votes cast by all of the Company's other stockholders with respect to the election or removal of non-Parent Directors.

    COMMITTEES OF THE BOARD OF DIRECTORS. During the period in which Parent has the right to have the Company nominate at least one Parent Director, subject to certain exceptions, one member of each committee of the Board will be a Parent Director.

    APPROVAL REQUIRED FOR CERTAIN ACTIONS. Until September 19, 2006, or, if earlier, the occurrence of any of (i) a reduction in Parent's ownership interest in the Company to below 5% for 45 consecutive days, (ii) a transfer or other disposition of Shares by Parent or any of its affiliates such that Parent and its affiliates own or have control over less than 75% of the maximum number of Shares owned by Parent and its affiliates at any time after September 19, 2001,
(iii) an acquisition by a third party of more than 35% of the outstanding Shares, (iv) a termination of the Commercial Agreement by Parent due to significant regulatory or safety concerns regarding IMC-C225, or (v) a termination of the

Commercial Agreement by the Company due to a material breach by Parent, the Company will not do any of the following (each a "PROHIBITED ACTION") without the consent of the Parent Directors:

    - issue additional Shares or securities convertible into Shares in excess of 21,473,002 Shares in the aggregate, subject to appropriate adjustments for any stock split, reverse stock split or other similar transactions (certain issuances of Shares or securities convertible into Shares, including Shares issued in connection with acquisitions and Shares issued in respect of convertible securities outstanding as of September 19, 2001, are not counted for purposes of this limitation);

    - incur additional indebtedness if the total of (i) the principal amount of indebtedness incurred since September 19, 2001 and then-outstanding, and
      (ii) the net proceeds from the issuance of any redeemable preferred stock then-outstanding, would exceed the amount of indebtedness for borrowed money of the Company outstanding as of September 19, 2001 by more than $500 million;

    - acquire any business if the aggregate consideration for such acquisition, when taken together with the aggregate consideration for all other acquisitions consummated during the previous twelve months, is in excess of 25% of the aggregate value of the Company at the time the Company enters into the binding agreement relating to such acquisition;

    - dispose of all or any substantial portion of the non-cash assets of the Company;

    - enter into non-competition agreements which would be binding on Parent, its affiliates or any Parent Director;

    - take certain actions that would have a discriminatory effect on Parent or any of its affiliates as a stockholder of the Company; or

    - issue capital stock with more than one vote per share.

    LIMITATION ON ADDITIONAL PURCHASES OF SHARES AND OTHER ACTIONS. Subject to the exceptions set forth below, until September 19, 2006, or, if earlier, the occurrence of any of (i) an acquisition by a third party of more than 35% of the outstanding Shares, (ii) the first anniversary of a reduction in Parent's ownership interest in the Company to below 5% for 45 consecutive days, or
(iii) the Company taking a Prohibited Action without the consent of the Parent Directors, neither Parent nor any of its affiliates will acquire beneficial ownership of any Shares or take any of the following actions:

    - encourage any proposal for a business combination with, or an acquisition of Shares of, the Company;

    - participate in the solicitation of proxies from holders of Shares;

    - form or participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Shares;

    - enter into any voting arrangement with respect to the Shares; or

    - seek any amendment or waiver to these restrictions.

    The following are exceptions to the standstill restrictions described above:

    - The Purchaser may acquire Shares pursuant to the Acquisition Agreement;

    - The Purchaser may acquire beneficial ownership of Shares either in the open market or from the Company pursuant to the option described below, so long as, after giving effect to any such acquisition of Shares, Parent's ownership interest would not exceed 19.9%;

    - Parent may make a non-public proposal to the Board of Directors of the Company to acquire Shares if the Company provides material non-public information to a third party in connection with, or begins active negotiation of, an acquisition by a third party of more than 35% of the outstanding Shares. If a third party has publicly proposed an acquisition of more than 35% of the outstanding Shares and the Company has provided material non-public information to such third party, or has begun active negotiation of such transaction, Parent will have the right to make a public or non-public proposal to the Board of Directors of the Company to acquire additional Shares, but may only acquire beneficial ownership of any additional Shares in a transaction for the acquisition of (i) 100% of the outstanding Shares, or (ii) the same percentage of the outstanding Shares which the third party has proposed to acquire. If the Company accepts Parent's proposal, Parent may acquire additional Shares in accordance with the terms of such proposal. If the Company rejects Parent's proposal and enters into an agreement with respect to an acquisition by a third party of more than 35% of the outstanding Shares, Parent may make public its proposal to the Board of Directors of the Company to acquire additional Shares, but may only acquire beneficial ownership of any additional Shares in a transaction for the acquisition of (i) 100% of the outstanding Shares, or (ii) the same percentage of the outstanding Shares which the third party has agreed to acquire. Parent's right to make a proposal as described in this paragraph is subject to the condition that the Parent Directors recuse themselves from all consideration of an acquisition by a third party of more than 35% of the outstanding Shares;

    - Parent may acquire Shares if such acquisition has been approved by a majority of the non-Parent Directors; and

    - Parent may make non-public requests to the Board of Directors of the Company to amend or waive any of the standstill restrictions described above, but if the Company agrees to such request and Parent subsequently makes a proposal for a business combination with the Company or an acquisition of additional Shares, such proposal by Parent will provide for an acquisition of all outstanding Shares and equity interests of the Company at a premium of at least 25% to the prevailing market price of the Shares.

    Certain of the exceptions to the standstill provisions described above will terminate upon the occurrence of: (i) a reduction in Parent's ownership interest in the Company to below 5% for 45 consecutive days, (ii) a transfer or other disposition of Shares by Parent or any of its affiliates such that Parent and its affiliates own or have control over less than 75% of the maximum number of Shares owned by Parent and its affiliates at any time after September 19, 2001,
(iii) a termination of the Commercial Agreement by Parent due to significant regulatory or safety concerns regarding IMC-C225, or (iv) a termination of the Commercial Agreement by the Company due to a material breach by Parent.

    OPTION TO PURCHASE SHARES IN THE EVENT OF DILUTION. The Purchaser will have the right to purchase additional Shares from the Company, pursuant to an option granted to Parent by the Company in the event that Parent's ownership interest is diluted (other than by any transfer or other disposition by Parent or any of its affiliates). Parent can exercise this right:

    - once per year;

    - if the Company issues Shares in excess of 10% of the then-outstanding Shares in one day; and

    - if Parent's ownership interest is reduced to below 5% or 12.5%.

    The per share price for Shares purchased pursuant to the option shall be equal to the average closing price of the Shares on the Nasdaq National Market for the 30 Nasdaq trading days ending on and including the date on which Parent notifies the Company that it has elected to exercise the option.

    The Purchaser's right to purchase additional Shares from the Company pursuant to this option will terminate on September 19, 2006 or, if earlier, upon the occurrence of (i) an acquisition by a third party of more than 35% of the outstanding Shares, or (ii) the first anniversary of a reduction in Parent's ownership interest in the Company to below 5% for 45 consecutive days.

    TRANSFERS OF SHARES. Until September 19, 2004, neither Parent nor any of its affiliates may transfer any Shares or enter into any arrangement that transfers any of the economic consequences associated with the ownership of Shares. After September 19, 2004, neither Parent nor any of its affiliates may transfer any Shares or enter into any arrangement that transfers any of the economic consequences associated with the ownership of Shares, except (1) pursuant to the registration rights described below,
(2) pursuant to Rule 144 under the Securities Act of 1933, or (3) for hedging transactions permitted by clause (iii) of the following sentence. Any transfer made pursuant to the preceding sentence is subject to the following limitations:
(i) the transferee may not acquire beneficial ownership of more than 5% of the then-outstanding Shares; (ii) no more than 10% of the total outstanding Shares may be sold in any one registered underwritten public offering; and
(iii) neither Parent nor any of its affiliates may transfer Shares (except for registered firm commitment underwritten public offerings pursuant to the registration rights described below) or enter into hedging transactions in any twelve-month period that would, individually or in the aggregate, have the effect of reducing the economic exposure of Parent and its affiliates by the equivalent of more than 10% of the maximum number of Shares beneficially owned by Parent and its affiliates at any time after September 19, 2001.

    Notwithstanding the foregoing, the Purchaser may transfer all but not less than all of the Shares owned by it to Parent, E.R. Squibb or another wholly owned subsidiary of Parent.

    The transfer of Shares by Parent or any of its affiliates (other than pursuant to the preceding paragraph) will not result in the transfer of any rights of Parent or any of its affiliates under the Stockholder Agreement.

    REGISTRATION RIGHTS. The Company has granted Parent customary registration rights with respect to Shares owned by Parent or any of its affiliates. After September 19, 2004, Parent may make up to three requests to have the Company register Shares under the Securities Act of 1933. The Company will not be obligated to effect more than one request in any twelve-month period. In addition, the Company has granted Parent the right to have Shares owned by Parent or any of its affiliates registered in certain circumstances where the Company files a registration statement with respect to newly-issued Shares or Shares that a third party is seeking to have registered. All registration fees and expenses will be (i) divided equally between the Company and Parent with respect to the first and second registrations requested by Parent, and
(ii) borne by Parent with respect to a third registration.

COMMERCIAL AGREEMENT

    The following is a summary of the material terms of the Commercial Agreement. The summary is qualified in its entirety by reference to the Commercial Agreement, a copy of which has been filed with the Commission as Exhibit (d)(3) to the Schedule TO. The Commercial Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 8 of this Offer to Purchase. The Commercial Agreement should be read in its entirety for a more complete description of the matters described below. Defined terms used in the following summary and not defined in this document have the respective meanings assigned to those terms in the Commerical Agreement.

    RIGHTS GRANTED TO E.R. SQUIBB. Pursuant to the Commercial Agreement, the Company has granted to E.R. Squibb (i) the exclusive right to distribute, and the co-exclusive right to develop and promote (together with the Company) any prescription pharmaceutical product using the compound IMC-C225 (the "PRODUCT") in the United States and Canada (collectively, "NORTH AMERICA"), (ii) the co-exclusive right to develop, distribute and promote (together with the Company and Merck KGaA and its affiliates) the Product in Japan, and (iii) the non-exclusive right to use the Company's registered trademarks for the Product in North America and Japan (collectively, the "TERRITORY") in connection with the foregoing. In addition, the Company has agreed not to grant any right or license to any third party or otherwise permit any third party to develop IMC-C225 for animal health or any other application outside the human health field without the prior consent of E.R. Squibb (which consent may not be unreasonably withheld).

    RIGHTS GRANTED TO THE COMPANY. Pursuant to the Commercial Agreement, E.R. Squibb has granted to the Company and its affiliates a license, without the right to grant sublicenses (other than to Merck

KGaA and its affiliates for use in Japan and to any third party for use outside the Territory), to use solely for the purpose of developing, using, manufacturing, promoting, distributing and selling IMC-C225 or the Product, any process, know-how or other invention developed solely by E.R. Squibb or Parent which has general utility in connection with other products or compounds in addition to IMC-C225 or the Product ("E.R. SQUIBB INVENTIONS").

    UP-FRONT AND MILESTONE PAYMENTS. The Commercial Agreement provides for up-front and milestone payments by E.R. Squibb to the Company of $1.0 billion in the aggregate, with $200 million payable upon signing of the Commercial Agreement, $300 million payable upon acceptance by the United States Food and Drug Administration (the "FDA") of the initial regulatory filing for the Product and $500 million payable upon receipt of marketing approval from the FDA. All such payments are non-refundable, except that the two milestone payments of $300 million and $500 million are refundable in the event that the Company terminates the Commercial Agreement pursuant to the Antitrust Termination Right (as defined below).

    DISTRIBUTION FEES. The Commercial Agreement provides that E.R. Squibb shall pay the Company distribution fees based on a percentage of annual sales of the Product (less customary deductions, such as for returns, customary discounts, chargeback payments and rebates, shipping costs and sales taxes) ("NET SALES") by E.R. Squibb in North America. The base distribution fee rate is 39% of Net Sales in North America. Pursuant to the Commercial Agreement, this rate will increase in the event that Net Sales exceed certain agreed levels.

    In the event that a third party acquires more than a 35% ownership interest in the Company at any time prior to (or announces such acquisition prior to and consummates any time after) the earliest to occur of (i) September 19, 2006,
(ii) the date which is 45 days after any date on which Parent's ownership interest in the Company is less than 5%, or (iii) a transfer or other disposition of Shares by Parent or any of its affiliates such that Parent and its affiliates own or have control over less than 75% of the maximum number of Shares owned by Parent and its affiliates at any time after September 19, 2001, the distribution fee payable by E.R. Squibb for North America shall be adjusted to a flat rate of 39% of all future Net Sales.

    The Commercial Agreement also provides that the distribution fees for the sale of the Product in Japan by E.R. Squibb or the Company shall be equal to 50% of operating profit or loss with respect to such sales for any calendar month. In the event of an operating profit, E.R. Squibb shall pay the Company the amount of such distribution fee, and in the event of an operating loss, the Company shall credit E.R. Squibb the amount of such distribution fee.

    DEVELOPMENT OF THE PRODUCT. The Commercial Agreement provides that the Company is primarily responsible for conducting the clinical studies and other regulatory and manufacturing matters necessary to support, prepare and file the initial regulatory filing for the Product until such filing with the FDA is completed. As soon as practicable after filing, the Company will transition such clinical and other studies ongoing with respect to the Product which the parties have agreed will be transferred from the Company's sole control to the control of both parties. The clinical development plans agreed to by the parties pursuant to the Commercial Agreement set forth the activities to be undertaken by the parties for the purpose of obtaining marketing approvals, providing market support and developing new indications and formulations of the Product. After the transition of the clinical and other studies, each party will be primarily responsible for performing the studies designated to it in the clinical development plans. In North America, the Company and E.R. Squibb will each be responsible for 50% of the cost of studies not required by the FDA or other applicable regulatory agency, and E.R. Squibb will be responsible for 100% of the cost of studies required by the FDA or other applicable regulatory agency. E.R. Squibb and the Company will each be responsible for 50% of the cost of all studies in Japan (whether required or not required by the applicable regulatory agency). Except as otherwise agreed upon by the parties, the Company will own all registrations for the Product. However,

E.R. Squibb will be primarily responsible for the regulatory activities in the Territory after the Product has been registered in each country in the Territory.

    DISTRIBUTION AND PROMOTION OF THE PRODUCT. Pursuant to the Commercial Agreement, E.R. Squibb has agreed to use all commercially reasonable efforts to launch, promote and sell the Product in the Territory with the objective of maximizing the sales potential of the Product and promoting the therapeutic profile and benefits of the Product in the most commercially beneficial manner. In connection with its responsibilities for distribution, marketing and sales of the Product in the Territory, E.R. Squibb will perform all relevant functions, including but not limited to the provision of all sales force personnel, marketing (including all advertising and promotional expenditures), warehousing and physical distribution of the Product. However, the Company has the right, at its election and sole expense, to co-promote with E.R. Squibb the Product in the Territory. If the Company exercises this co-promotion option, it is entitled (at its sole expense) to have its sales force and medical liaison personnel participate in the promotion of the Product consistent with the marketing plan agreed upon by the parties, provided that E.R. Squibb will retain the exclusive rights to sell and distribute the Product in North America. Except to the extent the Company exercises the co-promotion option, E.R. Squibb will be responsible for 100% of the distribution, sales and marketing costs in North America, and E.R. Squibb and the Company will each be responsible for 50% of the distribution, sales, marketing costs and other related costs and expenses in Japan.

    MANUFACTURE AND SUPPLY. The Commercial Agreement provides that the Company will be responsible for the manufacture and supply of all requirements of IMC-C225 in bulk form ("API") for clinical and commercial use in the Territory, and that E.R. Squibb will purchase all of its requirements of API for commercial use from the Company. The Company will supply API for clinical use at the Company's fully burdened manufacturing cost, and will supply API for commercial use at the Company's fully burdened manufacturing cost plus a mark-up of 10%. The parties intend to negotiate the Company's use of the process development at one of Parent's facilities for the support of a non-commercial supply of API. Upon the expiration, termination or assignment of any existing agreements between the Company and third party manufacturers, E.R. Squibb will be responsible for processing API into the finished form of the Product.

    MANAGEMENT. The parties have agreed to form the following committees for purposes of managing their relationship and their respective rights and obligations under the Commercial Agreement:

    - a joint executive committee (the "JEC"), which will consist of certain senior officers of each party. The JEC will be co-chaired by a representative of each of the Company and Parent. The JEC will be responsible for, among other things, managing and overseeing the development and commercialization of IMC-C225 and the Product pursuant to the terms of the Commercial Agreement, approving the annual budgets and multi-year expense forecasts, and resolving disputes, disagreements and deadlocks arising in the other committees;

    - a product development committee (the "PDC"), which will consist of members of senior management of each party with expertise in pharmaceutical drug development and/or marketing. The PDC will be chaired by a representative of the Company. The PDC will be responsible for, among other things, managing and overseeing the development and implementation of the clinical development plans, comparing actual versus budgeted clinical development and regulatory expenses, and reviewing the progress of the registrational studies;

    - a joint commercialization committee (the "JCC"), which will consist of members of senior management of each party with clinical experience and expertise in marketing and sales. The JCC will be chaired by a representative of Parent. The JCC will be responsible for, among other things, overseeing the preparation and implementation of the marketing plans, coordinating the sales efforts of E.R. Squibb and the Company, and reviewing and approving the marketing and promotional plans for the Product in the Territory; and

    - a joint manufacturing committee (the "JMC"), which will consist of members of senior management of each party with expertise in manufacturing. The JMC will be chaired by a representative of the Company except where a determination is made that a long term inability to supply API exists, in which case the JMC will be co-chaired by representatives of E.R. Squibb and the Company. The JMC will be responsible for, among other things, overseeing and coordinating the manufacturing and supply of API and the Product, and formulating and directing the manufacturing strategy for the Product.

    Any matter which is the subject of a deadlock (i.e., no consensus decision) in the PDC, the JCC or the JMC will be referred to the JEC for resolution. Subject to certain exceptions, deadlocks in the JEC will be resolved as follows:
(i) if the matter was also the subject of a deadlock in the PDC, by the co-chairperson of the JEC designated by the Company, (ii) if the matter was also the subject of a deadlock in the JCC, by the co-chairperson of the JEC designated by Parent, or (iii) if the matter was also the subject of a deadlock in the JMC, by the co-chairperson of the JEC designated by the Company. All other deadlocks in the JEC will be resolved by arbitration.

    RIGHT OF FIRST OFFER. If at any time prior to the earlier to occur of September 19, 2006 and the first anniversary of the date which is 45 days after any date on which Parent's ownership interest in the Company is less than 5%, the Company decides to enter into a partnering arrangement with a third party with respect to the Company's 2C6 anti-VEGF receptor monoclonal antibody (or any humanized or chimeric version thereof or any substitute therefor) ("2C6"), the Company must notify E.R. Squibb. If E.R. Squibb notifies the Company that it is interested in such an arrangement, the Company will provide its proposed terms to E.R. Squibb and the parties will negotiate in good faith for 90 days to attempt to agree on the terms and conditions of such an arrangement. If the parties do not reach agreement during this period, E.R. Squibb must propose the terms of an arrangement which it is willing to enter into, and if the Company rejects such terms it may enter into an agreement with a third party with respect to such a partnering arrangement (provided that the terms of any such agreement may not be more favorable to the third party than the terms proposed by E.R. Squibb).

    RIGHT OF FIRST NEGOTIATION. If, at any time during the Restricted Period (as defined below), the Company is interested in establishing a partnering relationship with a third party involving compounds or products not related to IMC-C225, the Product or 2C6, the Company must notify E.R. Squibb and E.R. Squibb will have 90 days, after receipt of written notice from the Company, to enter into a non-binding heads of agreement with the Company with respect to such a partnering relationship. In the event that E.R. Squibb and the Company do not enter into a non-binding heads of agreement, the Company is free to negotiate with third parties without further obligation to E.R. Squibb. The "Restricted Period" means the period from September 19, 2001 until the earliest to occur of (i) September 19, 2006; (ii) a reduction in Parent's ownership interest in the Company to below 5% for 45 consecutive days; (iii) a transfer or other disposition of Shares by Parent or any of its affiliates such that Parent and its affiliates own or have control over less than 75% of the maximum number of Shares owned by Parent and its affiliates at any time after September 19, 2001; (iv) an acquisition by a third party of more than 35% of the outstanding Shares; (v) a termination of the Commercial Agreement by Parent due to significant regulatory or safety concerns regarding IMC-C225; or (vi) a termination of the Commercial Agreement by the Company due to a material breach by Parent.

    RESTRICTION ON COMPETING PRODUCTS. During the period from the date of the Commercial Agreement until September 19, 2008, the parties have agreed not to, directly or indirectly, develop or commercialize a competing product (defined as a product which has as its only mechanism of action an antagonism of the EGF receptor) in any country in the Territory. In the event that any party proposes to commercialize a competing product or purchases or otherwise takes control of a third party which has developed or commercialized a competing product, then such party must either divest the competing product within 12 months or offer the other party the right to participate in the commercialization and development of the competing product on a 50/50 basis (provided that if the parties cannot reach agreement with respect to such an arrangement, the competing product must be divested within 12 months).

    OWNERSHIP. The Commercial Agreement provides that the Company will own all data and information concerning IMC-C225 and the Product and (except for the E.R. Squibb Inventions) all processes, know-how and other inventions relating to the Product and developed by either party or jointly by the parties. E.R. Squibb will, however, have the right to use all such data and information, and all such processes, know-how or other inventions, in order to fulfill its obligations under the Commercial Agreement.

    PRODUCT RECALLS. If E.R. Squibb is required by any regulatory authority to recall the Product in any country in the Territory (or if the JCC determines such a recall to be appropriate), then the Company and E.R. Squibb shall bear the costs and expenses associated with such a recall (i) in North America, in the proportion of 39% for the Company and 61% for E.R. Squibb and (ii) in Japan, in the proportion for which each party is entitled to receive operating profit or loss (unless the predominant cause for such a recall is the fault of either party, in which case all such costs and expenses shall be borne by such party).

    MANDATORY TRANSFER. Each of Parent and E.R. Squibb has agreed under the Commercial Agreement that in the event it sells or otherwise transfers all or substantially all of its pharmaceutical business or pharmaceutical oncology business, it must also transfer to the transferee its rights and obligations under the Commercial Agreement.

    INDEMNIFICATION. Pursuant to the Commercial Agreement, each party has agreed to indemnify the other for (i) its negligence, recklessness or wrongful intentional acts or omissions, (ii) its failure to perform certain of its obligations under the Commercial Agreement, and (iii) any breach of its representations and warranties under the Commercial Agreement.

    TERMINATION. Unless earlier terminated pursuant to the termination rights discussed below, the Commercial Agreement expires with regard to the Product in each country in the Territory on the later of September 19, 2018 and the date on which the sale of the Product ceases to be covered by a validly issued or pending patent in such country. The Commercial Agreement may be also be terminated prior to such expiration as follows:

    - by either party, in the event that the other party materially breaches any of its material obligations under the Commercial Agreement and has not cured such breach within 60 days;

    - by E.R. Squibb, if the JEC determines that there exists a significant concern regarding a regulatory or patient safety issue that would seriously impact the long-term viability of the Product;

    - by the Company, if (i) the Offer is not consummated on or before the Termination Date and either (A) the waiting period under the HSR Act has not expired or been terminated at such time or (B) there exists at such time any injunction, judgment, order or decree as a result of any action by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice prohibiting the consummation of the Offer or imposing material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares validly tendered and not withdrawn in the Offer (the "Antitrust Termination Right"), or (ii) all of the conditions to the Offer are satisfied but the Purchaser fails to purchase the Shares tendered in the Offer; or

    - by either party, in the event that the JEC does not approve additional clinical studies that are required by the FDA in connection with the submission of the initial regulatory filing within 90 days of receiving the formal recommendation of the PDC concerning such additional clinical studies.

LETTER AGREEMENTS

    In connection with the Acquisition Agreement, each of Samuel D. Waksal, Ph.D., President and Chief Executive Officer of the Company, and Harlan W. Waksal, M.D., Executive Vice President and Chief Operating Officer of the Company, entered into letter agreements with Parent (the "Tender Letter Agreements"). Under the Tender Letter Agreements, each of Samuel D. Waksal, Ph.D. and Harlan W. Waksal, M.D. agreed:

    - to tender in the Offer and not withdraw a substantial portion of the Shares beneficially owned by him, except where such tender would create liability under Section 16(b) of the Exchange Act or where the Board of Directors of the Company changes its recommendation with respect to the Offer;

    - in the event that the Board of Directors of the Company changes its recommendation with respect to the Offer or a third party makes a bona fide public offer or proposal to acquire beneficial ownership of more than 35% of the outstanding Shares, to tender in the Offer and not withdraw at least 100,000 of the Shares beneficially owned by him; and

    - not to sell or otherwise transfer or dispose of Shares beneficially owned by him, except in the Offer or with the prior written consent of Parent if such sale, transfer or other disposition would prevent him from performing his obligations thereunder.

    The Tender Letter Agreements terminate upon the earliest to occur of
(i) acceptance for payment of Shares in the Offer, (ii) termination of the Acquisition Agreement pursuant to its terms, and (iii) termination of the Offer.

    The above summary is qualified in its entirety by reference to the Tender Letter Agreements, copies of which have been filed with the Commission as Exhibits (d)(5) and (d)(6) to the Schedule TO. The Tender Letter Agreements may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 8 of this Offer to Purchase. The Tender Letter Agreements should be read in their entirety for a more complete description of the matters summarized above.

CONFIDENTIALITY AGREEMENT

    On May 19, 2001 the Company and Parent entered into a confidentiality agreement (the "Confidentiality Agreement"). Under the terms of the Confidentiality Agreement, the Company and Parent agreed to furnish to the other party on a confidential basis certain information concerning their respective businesses in connection with the evaluation of a possible transaction between Parent and the Company. The Confidentiality Agreement also contains customary standstill provisions.

    The above summary is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the Commission as Exhibit (d)(4) to the Schedule TO. The Confidentiality Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 8 of this Offer to Purchase. The Confidentiality Agreement should be read in its entirety for a more complete description of the matters summarized above.

PLANS FOR THE COMPANY

    Upon consummation of the Offer, the Purchaser and Parent expect that the number of directors comprising the Board of Directors of the Company will be increased from ten to twelve, and that Parent will designate two directors to be appointed by the Company to its Board of Directors. Except as otherwise described in this Offer to Purchase, Parent and the Purchaser have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel. Parent and its affiliates reserve the right to purchase, following consummation or termination of this Offer, additional Shares from the Company, in the open market or otherwise, subject in all cases to the terms and conditions of the Acquisition Agreement and the Stockholder Agreement. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer.

APPRAISAL RIGHTS

    Stockholders do not have appraisal rights as a result of the Offer.

13. DIVIDENDS AND DISTRIBUTIONS

    According to the Company 10-K, the Company has not declared or paid any cash dividends to date and has no present intention of declaring cash dividends in the foreseeable future.

14. CERTAIN CONDITIONS TO THE OFFER

    The Acquisition Agreement provides that notwithstanding any other provision of the Offer, but subject to the terms of the Acquisition Agreement, the Purchaser shall not be required to accept for payment any Shares and may terminate the Offer if (i) prior to the Expiration Date of the Offer, the applicable waiting period under the HSR Act shall not have expired or been terminated, or (ii) at any time on or after September 19, 2001 and prior to acceptance for payment of Shares by the Purchaser, any of the following conditions exists which, in the good faith reasonable judgment of Parent, makes it inadvisable to proceed with such acceptance for payment:

(a) there shall have been any action taken, or any statute, rule, regulation, injunction, judgment, order or decree enacted, enforced, entered, promulgated, issued or deemed applicable to Parent, the Purchaser, the Company or the Offer, by any court, government or governmental authority or agency in the United States or any state thereof, other than the application of the waiting period provisions of the HSR Act to the Offer, that prohibits the consummation of the Offer or imposes material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares validly tendered and not withdrawn in the Offer, including the right to vote such Shares on all matters properly presented to the stockholders of the Company;

(b) the Company shall have breached or failed to perform in any material respect any of its obligations under the Acquisition Agreement required to be performed on or prior to such time;

(c) the Company shall have taken a Prohibited Action without the consent of Parent after September 19, 2001;

(d) (i) any of the representations and warranties of the Company contained in the Acquisition Agreement (other than the representations and warranties of the Company set forth in Sections 4.05(a) and (b) of the Acquisition Agreement) or the Commercial Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall fail to be true and correct as of the date made (or if expressly made as of an earlier date, as of such date), other than for such failures to be true and correct that would not have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) the representations and warranties of the Company set forth in Sections 4.05(a) or (b) of the Acquisition Agreement shall fail to be true and correct in all material respects as of the date made (or if expressly made as of an earlier date, as of such date);

(e) the Acquisition Agreement shall have been terminated in accordance with its terms; or

(f) there shall have occurred (i) any general suspension of trading in securities on the Nasdaq National Market quotation system or (ii) a declaration of a banking moratorium by federal or New York authorities or
    (iii) any suspension of payments in respect of banks in the United States that regularly participate in the market in loans to large corporations, in each case which would prevent the acceptance for payment or the payment for Shares accepted for payment in the Offer.

15. CERTAIN LEGAL MATTERS

    GENERAL. Neither Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any federal, state or foreign governmental, administrative or regulatory agency, other than the termination or expiration of all applicable waiting periods under the HSR Act, that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated by this Offer to Purchase. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought. While the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the business of the Company if such approvals were not obtained or such conditions not complied with. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

    SECTION 203 OF THE DELAWARE ACT. Section 203 of the General Corporation Law of the State of Delaware ("SECTION 203") prohibits a Delaware corporation such as the Company from engaging in a Business Combination (defined as a variety of transactions) with an Interested Stockholder (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder unless at least one of three exceptions are applicable. In the event that the Purchaser acquires at least 10,848,243 Shares in the Offer, the Purchaser would be deemed to be an Interested Stockholder. One of the exceptions referred to above applies in cases where the board of directors of the corporation, prior to the date a person became an Interested Stockholder, approved either the Business Combination or the transaction that resulted in such person becoming an Interested Stockholder. In the Acquisition Agreement the Company has represented to Parent that it has adopted a resolution approving the Offer for purposes of Section 203.

    OTHER STATE TAKEOVER LAWS. Other than Section 203, neither Parent nor the Purchaser is aware of any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the Offer. Except as described in this Offer to Purchase, neither Parent nor the Purchaser has attempted to comply with any state takeover statute or regulation in connection with the Offer. Parent and the Purchaser reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares pursuant to the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") or the United States Federal Trade Commission (the "FTC"). This information was furnished to the Antitrust Division and the FTC by the Purchaser on September 26, 2001. The Company is also required to file a Notification and Report Form within ten days of the Purchaser's filing. The Company filed this form with the Antitrust Division and the FTC on September 28, 2001. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and will expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Shares pursuant to the Offer. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES

    Lehman Brothers is acting as Dealer Manager for the Offer and in addition is providing certain financial advisory services to Parent in connection with the Offer, for which services Lehman Brothers will receive customary compensation. Parent has agreed to indemnify Lehman Brothers and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Lehman Brothers and its affiliates may actively trade or hold the securities of Parent and the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Parent has retained Innisfree M&A Incorporated to act as the Information Agent and Equiserve Trust Company, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

    Parent and the Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by Parent upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Parent nor the Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Parent or the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                       BRISTOL-MYERS SQUIBB BIOLOGICS COMPANY

September 28, 2001

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director or executive officer is Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

     NAME, POSITION WITH PARENT
           AND CITIZENSHIP             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
-------------------------------------  -----------------------------------------------------------------
EXECUTIVE OFFICERS
Peter R. Dolan                         1996 to 1997--President, Nutritionals and Medical Devices Group,
CHAIRMAN OF THE BOARD AND CHIEF        a division of Parent
EXECUTIVE OFFICER                      1997 to 1998--President, Pharmaceutical Group--Europe, a division
United States                          of Parent
                                       1998 to 2000--Senior Vice President, Strategy and Organizational
                                       Effectiveness, Corporate Staff of Parent
                                       2000--President of Parent
                                       2001 to present--Chairman of the Board and Chief Executive
                                       Officer of Parent

Harrison M. Bains, Jr.,                1988 to present--Vice President and Treasurer of Parent
VICE PRESIDENT AND TREASURER,
CORPORATE STAFF
United States

Andrew G. Bodnar, M.D.                 1996 to 1998--Vice President, Medical and Legal Affairs,
VICE PRESIDENT, MEDICAL AND EXTERNAL   Corporate Staff of Parent
AFFAIRS, CORPORATE STAFF               1998 to 1999--Vice President, Corporate Development, Worldwide
United States                          Medicines Group, a division of Parent
                                       1999 to 2000--Vice President, Corporate Development, Worldwide
                                       Medicines Group, a division of Parent
                                       2000 to present--Vice President, Medical and External Affairs,
                                       Corporate Staff of Parent

Donald J. Hayden, Jr.                  1996 to 1997--Senior Vice President, Worldwide Franchise
EXECUTIVE VICE PRESIDENT, E-BUSINESS   Management and Business Development, a division of Parent
AND STRATEGY, CORPORATE STAFF          1997 to 1998--President, Intercontinental, Worldwide Medicines
United States                          Group, a division of Parent
                                       1998 to 2000--President, Worldwide Medicines Group, a division of
                                       Parent.
                                       2000 to present--Executive Vice President, e-Business and
                                       Strategy, Corporate Staff of Parent

George P. Kooluris                     1994 to present--Senior Vice President, Corporate Development,
SENIOR VICE PRESIDENT, CORPORATE       Corporate Staff of Parent
DEVELOPMENT, CORPORATE STAFF
United States

Richard J. Lane                        1996 to 1997--Senior Vice President, Marketing, U.S.
EXECUTIVE VICE PRESIDENT, CORPORATE    Pharmaceuticals, a division of Parent
STAFF AND PRESIDENT, WORLDWIDE         1997 to 1998--President, U.S. Pharmaceuticals, a division of
MEDICINES                              Parent
United States                          1998 to 2000--President, U.S. Medicines and Global Pharmaceutical
                                       Group, a division of Parent
                                       2000 to present--Executive Vice President, Corporate Staff of
                                       Parent and President, Worldwide Medicines, a division of Parent

Sandra Leung                           1996 to 1997--Assistant Counsel, Corporate Staff of Parent
SECRETARY AND HEAD OF THE OFFICE OF    1997 to 1999--Associate Counsel, Corporate Staff of Parent
CORPORATE CONDUCT, CORPORATE STAFF     1999 to present--Secretary and Head of the Office of Corporate
United States                          Conduct, Corporate Staff of Parent

     NAME, POSITION WITH PARENT
           AND CITIZENSHIP             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
-------------------------------------  -----------------------------------------------------------------
John L. McGoldrick                     1996 to 1997--General Counsel and Senior Vice President,
EXECUTIVE VICE PRESIDENT AND GENERAL   Corporate Staff of Parent
COUNSEL, CORPORATE STAFF AND           1997 to 1998--General Counsel and Senior Vice President, Law and
PRESIDENT, MEDICAL DEVICES GROUP       Strategic Planning, Corporate Staff of Parent
United States                          1998 to 2000--General Counsel and Senior Vice President,
                                       Corporate Staff of Parent and President, Medical Devices Group, a
                                       division of Parent
                                       2000 to present--Executive Vice President and General Counsel of
                                       Parent and President, Medical Devices Group, a division of Parent

Peter S. Ringrose, Ph.D                1996 to 1997--Senior Vice President, Worldwide Discovery and
CHIEF SCIENTIFIC OFFICER AND           Medicinal Research Development, Europe of Pfizer Inc.
PRESIDENT, PHARMACEUTICAL RESEARCH     1997--2000--President, Pharmaceutical Research Institute, a
INSTITUTE                              division of Parent
United Kingdom                         2000--present--Chief Scientific Office and President,
                                       Pharmaceutical Research Institute

Stephen I. Sadove                      1996 to 1997--President, Worldwide Beauty Care, a division of
SENIOR VICE PRESIDENT, CORPORATE       Parent
STAFF AND PRESIDENT, WORLDWIDE BEAUTY  1998 to present--Senior Vice President, Corporate Staff of Parent
CARE                                   and President, Worldwide Beauty Care, a division of Parent
United States

Frederick S. Schiff                    1996 to 1997--Vice President and Controller, Corporate Staff of
SENIOR VICE PRESIDENT AND CHIEF        Parent
FINANCIAL OFFICER, CORPORATE STAFF     1997 to 2000--Vice President, Financial Operations and
United States                          Controller, Corporate Staff of Parent
                                       2000 to 2001--Senior Vice President, Financial Operations and
                                       Controller, Corporate Staff of Parent
                                       2001 to present--Senior Vice President and Chief Financial
                                       Officer, Corporate Staff of Parent

Beth C. Seidenberg, M.D.               1996 to 1998--Senior Director, Clinical Pharmaceuticals, Merck &
SENIOR VICE PRESIDENT, CLINICAL        Co., Inc.
DEVELOPMENT AND LIFE CYCLE             1998 to 2000--Vice President, Pulmonary-Immunology, Merck & Co.,
MANAGEMENT, PHARMACEUTICAL RESEARCH    Inc.
INSTITUTE                              2000 to present--Senior Vice President, Clinical Development and
United States                          Life Cycle Management, Pharmaceutical Research Institute, a
                                       division of Parent

Elliot Sigal, M.D., Ph.D               1996 to 1997--Chief Executive Officer and Head of Research,
SENIOR VICE PRESIDENT, DRUG DISCOVERY  Mercator Genetics
AND EXPLORATORY DEVELOPMENT,           1997 to 1999--Vice President, Applied Genomics, Pharmaceutical
PHARMACEUTICAL RESEARCH INSTITUTE      Research Institute, a division of Parent
United States                          1999 to 2001--Senior Vice President, Early Discovery and Applied
                                       Technology, Pharmaceutical Research Institute, a division of
                                       Parent
                                       2001 to present--Senior Vice President, Drug Discovery and
                                       Exploratory Development, Pharmaceutical Research Institute, a
                                       division of Parent

John L. Skule                          1996 to 1997--Vice President, Public Affairs, Corporate Staff of
SENIOR VICE PRESIDENT, CORPORATE AND   Parent
ENVIRONMENTAL AFFAIRS, CORPORATE       1998 to present--Senior Vice President, Corporate and
STAFF                                  Environmental Affairs, Corporate Staff of Parent
United States

Charles G. Tharp, Ph.D.                1996 to present--Senior Vice President, Human Resources,
SENIOR VICE PRESIDENT, HUMAN           Corporate Staff of Parent
RESOURCES CORPORATE STAFF
United States

Curtis L. Tomlin                       1996 to 1999--Vice President, Finance, Hercules Inc.
VICE PRESIDENT AND CONTROLLER,         1999 to 2000--Vice President, Auditing Services, Pharmacia &
CORPORATE STAFF                        Upjohn
United States                          2000 to 2001--Vice President and Controller, Pharmacia
                                       Corporation, Monsanto Division
                                       2001 to present--Vice President and Controller, Corporate Staff of Parent
DIRECTORS
Robert E. Allen                        Retired Chairman and Chief Executive Officer of AT&T Corp.
Lewis B. Campbell                      Chairman and Chief Executive Officer of Textron, Inc.
Vance D. Coffman                       Chairman and Chief Executive Officer of Lockheed Martin
                                       Corporation
Peter R. Dolan                         Chairman and Chief Executive Officer of Parent

     NAME, POSITION WITH PARENT
           AND CITIZENSHIP             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
-------------------------------------  -----------------------------------------------------------------
Ellen V. Futter                        President of the American Museum of Natural History.
Louis V. Gerstner                      Chairman and Chief Executive Officer of IBM Corporation
Laurie H. Glimcher, M.D.               Irene Heinz Given Professor of Immunology at the Harvard School
                                       of Public Health
Leif Johansson                         President and Chief Executive Officer AB Volvo
James D. Robinson III                  Chairman and Chief Executive Officer of RRE Investors
Louis W. Sullivan, M.D.                President of Morehouse School of Medicine

2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director or executive officer is Bristol-Myers Squibb Biologics Company, 345 Park Avenue, New York, New York 10154.

  NAME, POSITION WITH THE PURCHASER
           AND CITIZENSHIP             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
-------------------------------------  -----------------------------------------------------------------
EXECUTIVE OFFICERS
Richard J. Lane                        1996 to 1997--Senior Vice President, Marketing, U.S.
PRESIDENT                              Pharmaceuticals, a division of Parent
United States                          1997 to 1998--President, U.S. Pharmaceuticals, a division of
                                       Parent
                                       1998 to 2000--President, U.S. Medicines and Global Pharmaceutical
                                       Group, a division of Parent
                                       2000 to present--Executive Vice President, Corporate Staff of
                                       Parent and President, Worldwide Medicines, a division of Parent

Harrison M. Bains, Jr.                 1988 to present--Vice President and Treasurer of Parent
VICE PRESIDENT AND TREASURER
United States

Sandra Leung                           1996 to 1997--Assistant Counsel, Corporate Staff of Parent
VICE PRESIDENT AND SECRETARY           1997 to 1999--Associate Counsel, Corporate Staff of Parent
United States                          1999 to present--Secretary and Head of the Office of Corporate
                                       Conduct, Corporate Staff of Parent

Joseph P. Nirschl                      1996 to 1997--Vice President, New Brunswick Technical Operations
VICE PRESIDENT                         and Pharmaceutical Technology, a division of Parent
United States                          1997 to 1998--Vice President, U.S. Manufacturing, a division of
                                       Parent
                                       1998 to present--Vice President, Worldwide Engineering, Worldwide
                                       Medicines, a division of Parent

Frederick S. Schiff                    1996 to 1997--Vice President and Controller, Corporate Staff of
VICE PRESIDENT                         Parent
United States                          1997 to 2000--Vice President, Financial Operations and
                                       Controller, Corporate Staff of Parent
                                       2000 to 2001--Senior Vice President, Financial Operations and
                                       Controller, Corporate Staff of Parent
                                       2001 to present--Senior Vice President and Chief Financial
                                       Officer, Corporate Staff of Parent

Eileen S. Silvers                      1996 to present--Vice President, Taxes, Corporate Staff of Parent
VICE PRESIDENT
United States

DIRECTORS
Harrison M. Bains, Jr.                 See above.
Sandra Leung                           See above.
Eileen S. Silvers                      See above.

    The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS

                         EQUISERVE TRUST COMPANY, N.A.

          BY MAIL:                 BY OVERNIGHT COURIER:                BY HAND:
EquiServe Trust Company, N.A.  EquiServe Trust Company, N.A.  EquiServe Trust Company, N.A.
       P.O. Box 43025               40 Campanelli Drive        c/o Securities Transfer and
  Providence, RI 02940-3025         Braintree, MA 02184          Reporting Services Inc.
    Attn: EquiServe L.P.          Attn: Corporate Action      100 William Street--Galleria
                                                                   New York, NY 10038
                                                                  Attn: EquiServe L.P.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                           Innisfree M&A Incorporated

                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                 Banks and Brokers call collect: (212) 750-5833
                   All others call toll free: (888) 750-5834

                      THE DEALER MANAGER FOR THE OFFER IS:

                                LEHMAN BROTHERS

                               101 Hudson Street
                             Jersey City, NJ 07302
                        (646) 351-4463 or (646) 351-4494